Exhibit 4.8

AMENDMENT TO

OMNIBUS AGREEMENT

This AMENDMENT TO OMNIBUS AGREEMENT (this “Amendment”) dated as of March 14, 2011, is entered into among SEASPAN CORPORATION, a Marshall Islands corporation (the “Company”), SEASPAN MANAGEMENT SERVICES LIMITED, a Bermuda corporation, SEASPAN SHIP MANAGEMENT LTD., a British Columbia company, SEASPAN ADVISORY SERVICES LIMITED, a Bermuda company, NORSK PACIFIC STEAMSHIP COMPANY LIMITED, a Bahamas corporation, and SEASPAN MARINE CORPORATION (formerly known as SEASPAN INTERNATIONAL LTD.), a British Columbia corporation (collectively, the “Parties”).

RECITALS

A. The Parties are parties to the Omnibus Agreement dated as of August 8, 2005 (the “Agreement”), pursuant to which the Parties evidenced their understanding with respect to, among other things, those business opportunities that the Seaspan Entities will not pursue during the term of the Agreement.

B. The Parties desire to amend the Agreement as set forth herein in accordance with Section 4.9 of the Agreement.

C. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment to Agreement

The Parties hereby modify and amend the Agreement, by:

(a) Adding the following definitions to Section 1.1 of the Agreement:

“GC Intermodal Entities” means Greater China Intermodal Investments LLC, Greater China Industrial Investments LLC, their respective existing and future Subsidiaries, and any successors of the foregoing.

“Washington Entity” means Blue Water Commerce, LLC and its existing and future Affiliates.

“Washington ROFR Vessels” has the meaning set forth in the Right of First Refusal Agreement dated as of the date hereof, by and among Greater China Intermodal Investments LLC, the Company and the Washington Entity.

(b) Adding the following sentence following the definition of “Seaspan Entities” set forth in the Agreement:

“Notwithstanding any provision hereof to the contrary, none of the GC Intermodal Entities shall be deemed to constitute a Seaspan Entity or an Affiliate of a Seaspan Entity for the purpose of this Agreement.”

(c) Adding the following clause (c) to Section 2.2 of the Agreement:

“(c) The Company acknowledges and agrees that (i) certain Seaspan Entities and certain officers, directors, employees, direct and indirect equity owners and Affiliates of certain Seaspan Entities intend to make direct or indirect investments in, and/or provide management and other services to, the GC Intermodal Entities in connection with the investment in, and the acquisition, disposition, ownership and operation of, maritime vessel assets (including Containership Assets) by the GC Intermodal Entities and (ii) the making of such investments and the provision of such services will confer material direct and indirect benefits on the Company and its Subsidiaries, including in connection with the investment of the Company in GC Intermodal Investments LLC. Accordingly, the Company hereby agrees that, notwithstanding any provision hereof to the contrary, no provision of this Agreement (including this Section 2) shall apply to the making of any investment in, or the provision of any services to, any GC Intermodal Entity (including in connection with any investment in any Containership Assets made by any GC Intermodal Entity) or otherwise prohibit or restrict in any way any Seaspan Entity or any officer, director, employee, direct or indirect equity owner or Affiliate of any Seaspan Entity from (1) making any investment in, or providing management or other services to, any GC Intermodal Entity (including in connection with any investment in any Containership Assets made by any GC Intermodal Entity) or (2) acting as an employee or consultant to, designating any director or manager of, or assisting in any other manner, any GC Intermodal Entity, including in connection with the acquisition, ownership, operation, management or financing by the GC Intermodal Entities of one or more Containership Assets or the conduct or operation by the GC Intermodal Entities of any business related to the acquisition, ownership, operation, management or financing of one or more such Containership Assets, including any Containership Business. For the avoidance of doubt, in connection with any Washington ROFR Vessels, the Company also agrees that, notwithstanding any provision hereof to the contrary, no provision of this Agreement (including this Section 2) shall apply to the making of any investment in, or the provision of any services to, a Washington Entity (including in connection with any investment in any Containership Assets made by a Washington Entity) or otherwise prohibit or restrict in any way any Seaspan Entity or any officer, director, employee, direct or indirect equity owner or Affiliate of any Seaspan Entity from (1) making any investment in, or providing management or other services to, a Washington Entity (including in connection with any investment in any Containership Assets made by a Washington Entity) or (2) acting as an employee or consultant to, designating any director or manager of, or assisting in any other manner, a Washington Entity, including in connection with the acquisition, ownership, operation, management or financing by any Washington Entity of one or more Containership Assets or the conduct or operation of any business related to the acquisition, ownership, operation, management or financing by any Washington Entity of one or more such Containership Assets, including any Containership Business.”

2.	Effect on Agreement

Except as specifically amended and modified by this Amendment, the terms and provisions of the Agreement remain unchanged and in full force and effect. All references in the Agreement or otherwise to the Agreement shall hereinafter refer to the Agreement as amended and modified by this Amendment.

3.	Miscellaneous

(a) This Amendment is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia, which is deemed to be the proper law of the Amendment.

(b) The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

(c) This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on the parties hereto.

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IN WITNESS WHEREOF, this Amendment to Omnibus Agreement has been duly executed by the Parties hereto as of the date first written above.

SEASPAN CORPORATION

By:	/s/ Sai W. Chu

Name:	Sai W. Chu
Title:	Chief Financial Officer

SEASPAN MANAGEMENT SERVICES LIMITED

By:	/s/ Kyle R Washington

Name:	Kyle R. Washington
Title:	Chairman

SEASPAN SHIP MANAGEMENT LTD.

By:	/s/ Kyle R Washington

Name:	Kyle R. Washington
Title:	Chairman

SEASPAN ADVISORY SERVICES LIMITED

By:	/s/ Kyle R Washington

Name:	Kyle R. Washington
Title:	Chairman

NORSK PACIFIC STEAMSHIP COMPANY LIMITED

By:	/s/ Paul W. Keiper

Name:	Paul W. Keiper
Title:	Corporate Secretary

SEASPAN MARINE CORPORATION

By:	/s/ Paul W. Keiper

Name:	Paul W. Keiper
Title:	Corporate Secretary

SIGNATURE PAGE TO

AMENDMENT TO OMNIBUS AGREEMENT